                                                                   EXHIBIT 10.24


                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            HDA PARTS SYSTEM, INC.

                                      AND

                            CNF TRANSPORTATION INC.

                                      AND

                        VANTAGE PARTS OF ILLINOIS, INC.



                                 MAY 28, 1999

                               TABLE OF CONTENTS

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                                                                                                   Page
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ARTICLE I      PURCHASE AND SALE.................................................................   1

     1.1       Estimated Purchase Price..........................................................   1
     1.2       Post-Closing Purchase Price Adjustment............................................   1
     1.3       Transfer of Assets................................................................   3
     1.4       Assumption of Liabilities.........................................................   3
     1.5       Excluded Liabilities..............................................................   3
     1.6       Allocation of Purchase Price......................................................   5

ARTICLE II  CLOSING..............................................................................   5

     2.1       Closing...........................................................................   5
     2.2       Deliveries at Closing.............................................................   6
     2.3       Payment of Estimated Purchase Price...............................................   6
     2.4       Opinion of Counsel................................................................   7
     2.5       Ancillary Agreements..............................................................   7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF CNF AND VANTAGE SUB...............................   7

     3.1       Corporate Organization and Standing...............................................   7
     3.2       Authorization.....................................................................   7
     3.3       No Conflict or Violation..........................................................   7
     3.4       Facilities........................................................................   8
     3.5       Assets............................................................................   9
     3.6       Financial Statements..............................................................   9
     3.7       Books and Records.................................................................  10
     3.8       Litigation........................................................................  10
     3.9       Licenses and Permits; Compliance with Laws........................................  10
     3.10      Tax Matters.......................................................................  11
     3.11      Brokers, Finders..................................................................  11
     3.12      Absence of Certain Changes........................................................  12
     3.13      Material Contracts................................................................  13
     3.14      Proprietary Rights................................................................  14
     3.15      Labor Matters.....................................................................  14
     3.16      Consents..........................................................................  15
     3.17      Compliance with Environmental Laws................................................  15
     3.18      Certain Business Relationships with the Vantage Business..........................  17
     3.19      Insurance.........................................................................  17
     3.20      Accounts Receivable...............................................................  17
     3.21      Inventory.........................................................................  18
     3.22      Payments..........................................................................  18

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                               TABLE OF CONTENTS
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     3.23      Customers, Distributors and Suppliers.............................................  18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF HDA................................................  19

     4.1       Corporate Organization and Standing................................................ 19
     4.2       Authorization...................................................................... 19
     4.3       No Conflict or Violation........................................................... 19
     4.4       Sufficient Funds................................................................... 19
     4.5       Environmental Reports.............................................................. 19
     4.6       PWC Financials..................................................................... 19

  ARTICLE V  POST-CLOSING COVENANTS............................................................... 20

     5.1       Further Assurances................................................................. 20
     5.2       Disclosures........................................................................ 20
     5.3       Employee-Related Matters........................................................... 20
     5.4       Liability for Transfer Taxes....................................................... 21
     5.5       Access to Records.................................................................. 21

 ARTICLE VI  ACTIONS BY THE PARTIES AFTER THE CLOSING; INDEMNIFICATION...........................  21

     6.1       Collection of Accounts Receivable and Letters of Credit...........................  21
     6.2       Assignability and Consents........................................................  22
     6.3       Trade Names.......................................................................  22
     6.4       Indemnification by CNF and Vantage Sub............................................  22
     6.5       Indemnification by HDA............................................................  23
     6.6       Survival of Representations, Warranties and Covenants.............................  23
     6.7       Threshold; Deductible; Maximum....................................................  23
     6.8       Notice and Opportunity to Defend..................................................  24
     6.9       Special Environmental Procedures..................................................  25
     6.10      Sole Remedy.......................................................................  25

ARTICLE VII  MISCELLANEOUS.......................................................................  26

     7.1       Expenses..........................................................................  26
     7.2       Notices...........................................................................  27
     7.3       Counterparts......................................................................  28
     7.4       Entire Agreement..................................................................  28
     7.5       Headings..........................................................................  28
     7.6       Assignment; Amendment of Agreement................................................  28
     7.7       Governing Law.....................................................................  28
     7.8       Further Assurances................................................................  28
     7.9       No Third-Party Rights.............................................................  28
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                               TABLE OF CONTENTS

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     7.10      Non-Waiver.......................................................................   28
     7.11      Severability.....................................................................   29
     7.12      Incorporation of Exhibits and Schedules..........................................   29
     7.13      Knowledge........................................................................   29

                           ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 28, 1999, is entered into by and among HDA Parts System, Inc., an Alabama corporation ("HDA"), CNF Transportation Inc., a Delaware corporation ("CNF"), and Vantage Parts of Illinois, Inc., a Delaware corporation and a wholly owned subsidiary of CNF ("Vantage Sub"). HDA, CNF and Vantage Sub are referred to herein as each a "Party" and, collectively, the "Parties."

                                   RECITALS

          WHEREAS, CNF and Vantage Sub own certain Assets (as defined in Annex
                                                                         -----
A) that are used or held for use in the "Vantage Business," as defined
-
hereinafter. The term "Vantage Business" means the business of CNF (excluding each of its subsidiaries and affiliates) and of Vantage Sub of distributing aftermarket truck and trailer parts, and remanufacturing brake shoes, light cords and hydraulic hoses for distribution, to the domestic heavy duty vehicle market; and

          WHEREAS, HDA desires to acquire the Assets, other than the Excluded Assets (as defined in Annex A);
                      -------

                                   AGREEMENT

          NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

                               PURCHASE AND SALE

        1.1  Estimated Purchase Price. Upon the terms set forth herein, at the
             ------------------------
Closing (as defined in Article II) HDA will purchase the Assets from CNF and Vantage Sub for an aggregate purchase price (the "Estimated Purchase Price") of $27,960,720 in cash payable by wire transfer of immediately available funds to CNF.

        1.2  Post-Closing Purchase Price Adjustment.
             --------------------------------------

             (a)  December 31 Actual Value Transferred Calculation. Attached
                  ------------------------------------------------
hereto as Schedule 1.2(a) is a calculation, as of December 31, 1998, of the
          ---------------
actual net asset value transferred (total transferred assets minus total transferred liabilities) (the "Actual Value Transferred") of the Vantage Business at December 31, 1998 (the "1998 Actual Value Transferred"), as adjusted in the manner stated below. The calculation of 1998 Actual Value Transferred was prepared in accordance with GAAP on a basis consistent with the December 31 , 1998 Vantage Business balance sheet attached to Schedule 3.6(a), with such
                                                ---------------
adjustments thereto as were mutually agreed in writing by the parties prior to the execution of this Agreement (the "Adjusted December Balance Sheet"), all of which adjustments are stated on Schedule 1.2(a).
                                ---------------

          (b)  Closing Balance Sheet. CNF will prepare at its expense a
               ---------------------
balance sheet of the Vantage Business dated the Closing Date (the "Closing Balance Sheet"), prepared from the books and records of CNF and Vantage Sub in accordance with generally accepted accounting principles ("GAAP") consistently applied to the Vantage Business by CNF and Vantage Sub. CNF will also prepare a calculation, as of the Closing Date based on the Closing Balance Sheet, of the Actual Value Transferred of the Vantage Business ("Closing Actual Value Transferred"), which calculation will be prepared in accordance with GAAP and on a basis consistent with the Adjusted December Balance Sheet and the Actual Value Transferred calculation reflected on Schedule 1.2(a) hereto; provided that, for
                                     ---------------
purposes of this calculation, the Assets included in Closing Actual Value Transferred will reflect (i) the agreed value of previously leased trucks and forklifts as stated on Schedule 1.2(b) and (ii) a reserve for bad debts equal to
                       ---------------
the reserves stated on the April 30, 1998 Vantage Business balance sheet attached to Schedule 3.6(b), with such adjustments thereto as were mutually
            ---------------
agreed in writing by the Parties prior to the execution of this Agreement (the "Adjusted April Balance Sheet"). CNF will deliver such Closing Balance Sheet and the calculation of Closing Actual Value Transferred to HDA within 30 days after the Closing.

          (c)  Closing Balance Sheet Notice.
               ----------------------------

                 (i) Within 30 days of the receipt of the Closing Balance Sheet and the calculation of Closing Actual Value Transferred, HDA will deliver to CNF a written notice certifying in good faith that either (A) it agrees with such Closing Balance Sheet and calculation or (B) it disagrees with such Closing Balance Sheet and calculation, in which case HDA will also provide therewith a reasonably detailed written report stating the basis for disagreement with such Closing Balance Sheet and such calculation (the "Closing Balance Sheet Notice"). For the purpose of HDA's review of the Closing Balance Sheet and the calculation of Closing Actual Value Transferred, CNF and Vantage Sub shall afford HDA and HDA's agents and representatives reasonable access to all books, records and work papers used by CNF or Vantage Sub to prepare the Closing Balance Sheet and such calculation or otherwise necessary for HDA's review that are in CNF's or Vantage Sub's possession or control.

                 (ii) If the Closing Balance Sheet Notice is not timely given as described in Section 1.2(c)(i), the Closing Balance Sheet and the calculation of Closing Actual Value Transferred shall be final, binding and conclusive upon the Parties. If the Closing Balance Sheet Notice is properly given and CNF disagrees with such Closing Balance Sheet Notice, and if the disagreement is not resolved by mutual agreement among the Parties within 30 days following delivery of the Closing Balance Sheet Notice, such dispute will be resolved by the San Francisco office of Ernst & Young LLP (the "BFAF"). The costs of resolving such a dispute shall be borne equally by HDA and CNF.

                 (iii) Upon appointment of a BFAF, such BFAF in consultation with the Parties shall establish a schedule for resolution of the dispute that is reasonably calculated to result in a resolution as expeditiously as practicable, and in any event, no later than six months after the Closing Date. In resolving such dispute, the BFAF shall revise the Closing Balance Sheet and the calculation of Closing Actual Value Transferred only with respect to the issues raised in the Closing Balance Sheet Notice and only to the extent necessary to make it conform to the practices, procedures and methods described in Section 1.2(b) above. The decision of the BFAF shall be final and binding on the Parties in the absence of manifest error.

               (d)   Post-Closing Adjustment. Within five business days after a
                     -----------------------
final resolution by the BFAF of such disagreements as may arise out of the review of the Closing Balance Sheet in accordance with Section 1.2(c) above, and an appropriate adjustment to the Closing Balance Sheet and the calculation of Closing Actual Value Transferred to reflect such resolution, or, if Section 1.2(c)(i)(A) or the first sentence of Section 1.2(c)(ii) applies, five business days after delivery of, or expiration of the period for delivering, the Closing Balance Sheet Notice (as applicable), the Estimated Purchase Price will be adjusted (as so adjusted, the "Purchase Price"). If Closing Actual Value Transferred is less than the 1998 Actual Value Transferred, the difference and interest thereon will be due and payable to HDA by CNF and Vantage Sub; however, to the extent Closing Actual Value Transferred is more than the 1998 Actual Value Transferred, the excess and interest hereon will be due and payable to CNF and Vantage Sub by HDA. Any amounts payable pursuant to this paragraph shall bear interest from the Closing Date through the date of payment at an annual rate equal to LIBOR as reported in The Wall Street Journal on the Closing Date.

          1.3   Transfer of Assets. Upon the terms set forth herein, at the
                ------------------
Closing, and in exchange for the payment of the Estimated Purchase Price, CNF and Vantage Sub will sell to HDA, the Assets, free and clear of all encumbrances other than Permitted Encumbrances (as defined herein).

          1.4   Assumption of Liabilities. Upon the terms set forth herein,
                -------------------------
at the Closing, except for the Excluded Liabilities (as defined herein), HDA shall assume all liabilities and obligations of CNF and Vantage Sub to the extent related to the Vantage Business or the Assets (the "Assumed Liabilities").

         1.5   Excluded Liabilities. Notwithstanding any contrary
               --------------------
provision of this Agreement (but subject to the provisions of Sections 6.4, 6.6, 6.7, 6.8, 6.9 and 6.10 below), HDA shall not assume, or otherwise be responsible for, the liabilities or obligations of the Vantage Business or the Assets specified in this Section 1.5 (the "Excluded Liabilities"), whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Vantage Business or the Assets, and whether arising out of occurrences prior to, at or after the date hereof:

               (a) All liabilities and obligations of CNF or Vantage Sub arising out of or related to any of the Excluded Assets;

               (b) All liabilities and obligations of CNF or Vantage Sub in respect of any costs arising from or associated with the sale and transfer of the Assets, including without limitation, all broker's or finder's fees and expenses and all fees and expenses of any attorneys and accountants of CNF or Vantage Sub;

               (c) All liabilities and obligations of CNF or Vantage Sub in respect of any Tax (as defined herein) relating to the Vantage Business or the Assets attributable to any period ending on or before the Closing Date;

               (d) All liabilities and obligations to or in respect of any employees or former employees, agents or independent contractors of the Vantage Business, including, without limitation, (i) any employment (other than the employment agreement with Mr. David Blitz), incentive or severance agreement, whether or not written, between CNF or Vantage Sub and any person, (ii) all liabilities under any Employee Benefit Plan (as defined below) at any time maintained, contributed to or required to be contributed to by or with respect to CNF or Vantage Sub or under which CNF or Vantage Sub may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to CNF's or Vantage Sub's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan and (iii) any claims of an unfair labor practice, or any claim under any state unemployment compensation or workers compensation law or regulation or under any federal or state employment discrimination law or regulation, in each case related to the Vantage Business, which is asserted on or prior to the Closing Date or to the extent based on acts or omissions that occurred on or prior to the Closing;

               (e) All liabilities and obligations of the Vantage Business arising out of or related to any indebtedness for borrowed money owing to CNF, Vantage Sub or any of their affiliates;

               (f) All Losses (as defined in Section 6.4) to the extent resulting from (i) Releases (as defined in Section 3.17) occurring on, about or from any of the Real Property (as defined in Section 3.4) (other than a Release migrating onto the Real Property from a neighboring property not caused or knowingly and expressly permitted by CNF or Vantage Sub) during the period prior to the Closing Date that such Real Property was owned, leased or operated by CNF or Vantage Sub, (ii) the violation of any Environmental Laws (as defined in Section 3.17) by CNF or Vantage Sub in connection with the Real Property during the period that such Real Property was owned, leased or operated by CNF or Vantage Sub or (iii) Environmental Conditions (as defined in Section 3.17) on the Real Property at the Closing Date about which the individuals identified in
Section 7.13 (solely in their capacities as officers or employees of CNF or Vantage Sub) had knowledge (as such term is defined in Section 7.13) on or prior to Closing but which Environmental Conditions are not referred to in the Phase I Reports or the Phase II Report (each as defined in Section 4.5) or on Schedule 3.17;

               (g) All Losses (as defined in Section 6.4) to the extent resulting from (i) Releases (as defined in Section 3.17) occurring on, about or from the Owned Real Property (as defined in Section 3.4), (ii) the violation of any Environmental Laws (as defined in Section 3.17) in connection with the Owned Real Property, and (iii) Environmental Conditions (as defined in Section 3.17) on the Owned Real Property, but in each case only to the extent that such Losses
(1) interfere with the economic value of the Owned Real Property or (2) are contingent liabilities which presently exist with respect to the Owned Real Property. Subject to the provisions of Section 6.9 below, the Losses referred to in paragraphs (f) and (g) of this Section are hereinafter collectively referred to herein as the "Excluded Environmental Liabilities";

               (h) All liabilities and obligations arising from or relating to any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products which HDA can demonstrate were sold by CNF or Vantage Sub prior to the Closing Date; and

               (i) All liabilities and obligations of CNF and Vantage Sub to the extent not related to the Assets or the Vantage Business.

For purposes of this Agreement, "Employee Benefit Plan" means (i) any severance or employment agreements with any current or former member of management or other employee providing services to or employed in the Vantage Business; (ii) any severance programs or policies applicable to any such personnel; (iii) any and all plans or arrangements relating to any current or former member of management or other employee providing services to or employed in the Vantage Business containing change in control provisions; (iv) any agreements, plans, policies or arrangements (including, without limitation, collective bargaining agreements or consulting agreements) established, maintained or contributed to by CNF or Vantage Sub for the benefit of any current or former employee providing services to or employed in the Vantage Business, including bonus, incentive compensation, stock ownership, stock option, stock appreciation, stock purchase, phantom stock, vacation, retirement, insurance, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, workers compensation, pension, profit-sharing or deferred compensation plans; or any employee welfare and employee pension benefit plans (as such terms are defined in Sections 3(1) and 3(2), respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); or (v) any plans that would be Employee Benefit Plans, except that they have been terminated on or before the date hereof ("Terminated Employee Benefit Plans").

          1.6  Allocation of Purchase Price. The sum of (a) the Purchase Price
               ----------------------------
(as adjusted pursuant to Section 1.2 hereof) plus (b) the Assumed Liabilities (collectively, the "Allocable Amount") represents the amount agreed upon by the Parties to be the aggregate consideration paid for the Assets and the Noncompetition Agreement, and shall be allocated among the Assets, the Assumed Liabilities and the Noncompetition Agreement in accordance with a schedule (the "Allocation Schedule") to be agreed upon promptly after the Closing Date by HDA and CNF. The parties have jointly prepared and agreed upon an estimated Allocation Schedule prior to the Closing. The Allocation Schedule shall comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and shall be prepared in a manner consistent with the estimated Allocation Schedule. HDA, CNF and Vantage Sub shall (i) report for all Tax purposes the purchase of the Assets in a manner consistent with the Allocation Schedule and in a manner consistent with all applicable rules and regulations; (ii) timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this Section 1.6; (iii) not assert, in connection with any Tax Return, Tax audit or similar proceedings, any allocation of the Allocable Amount that differs from that agreed to herein; and (iv) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation.

                                  ARTICLE II
                                    CLOSING

          2.1  Closing. The Closing of the transactions contemplated herein (the
               -------
"Closing") shall be held at 10:00 a.m. local time on May 28, 1999 (the "Closing Date"). The Closing shall be held at the offices of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation, 1755 Embarcadero Road, Suite 200, Palo Alto, California 94303. The place of the

Closing may be varied by agreement among the Parties. At or prior to the Closing, the parties shall deliver or cause to be delivered to each other the documents and instruments listed in Section 2.2, with all deliveries being considered as having taken place simultaneously as of the Closing and no delivery being considered as having been made until all such deliveries have been accomplished (or the requirement therefor waived in writing by the party or parties in whose favor such delivery or deliveries run).

          2.2  Deliveries at Closing.
               ---------------------

               (a)  Instruments and Possession. To effect the sale and transfer
                    --------------------------
of Assets referred to in Section 1.3 hereof, CNF and Vantage Sub will, at the Closing, execute and deliver to HDA:

                      (i) one or more Bills of Sale, in the form attached hereto as Exhibit A, conveying in the aggregate all of the personal property owned by CNF or Vantage Sub included in the Assets;

                      (ii) subject to Section 6.2, Assignments of Lease in the form attached hereto as Exhibit B with respect to the "Leased Real Property" (as
                        ---------
defined below);

                      (iii) one or more grant deeds, in the form attached hereto as Exhibit C, with respect to the "Owned Real Property" (as defined
          ---------
below);

                      (iv) subject to Section 6.2, Assignments of Contract Rights in the form attached hereto as Exhibit D with respect to the contract
                                      ---------
rights included in the Assets (other than Excluded Assets); and

                      (v) subject to Section 6.2, an assignment of all right, title and interest of CNF and Vantage Sub to the name "VantageParts," in the form attached hereto as Exhibit E, in recordable form to the extent necessary to
                        ---------
assign such rights.

               (b)  Assumption Document. Upon the terms and subject to the
                    -------------------
conditions set forth herein, at the Closing, HDA shall deliver to CNF and Vantage Sub an instrument of assumption substantially in the form attached hereto as Exhibit F, evidencing HDA's assumption of the Assumed Liabilities.

               (c)  Consents. Upon the terms and subject to the conditions set
                    --------
forth herein, at the Closing, CNF and Vantage Sub shall deliver to HDA the third party consents required for the valid transfer of the Assets as contemplated by this Agreement and listed on Schedule 2.2(c).
                             ---------------

               (d)  Nonforeign Affidavit. Each of CNF and Vantage Sub shall
                    --------------------
deliver to HDA an affidavit, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          2.3  Payment of Estimated Purchase Price. At the Closing, HDA shall
               -----------------------------------
wire transfer the Estimated Cash Purchase Price in immediately available funds in the amount or amounts and to the bank account or accounts designated by CNF in writing.

          2.4  Opinion of Counsel. At the Closing, CNF shall deliver to HDA the
               ------------------
opinion of Eberhard G.H. Schmoller, inside counsel for CNF and Vantage Sub, in the form set forth in Exhibit G hereto.
                      ---------
          2.5  Ancillary Agreements. At the Closing, the following agreements
               --------------------
(the "Ancillary Agreements") shall have been executed and delivered by all parties thereto: (a) a Non-Competition Agreement between HDA and CNF, substantially in the form attached hereto as Exhibit H, (b) a Supply Agreement
                                             ---------
between HDA and CNF, substantially in the form attached hereto as Exhibit I, (c)
                                                                   --------
a Services Agreement between HDA and CNF, substantially in the form attached hereto as Exhibit J, (d) a Temporary Occupancy Agreement between CNF Properties,
          ---------
Inc. and HDA for the Portland Warehouse, substantially in the form attached hereto as

Exhibit K and (e) a Temporary Occupancy Agreement between CNF Properties, Inc.
---------
and HDA for the Portland Office Space, substantially in the form attached hereto as Exhibit L.
   ---------

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF CNF AND VANTAGE SUB

          CNF and Vantage Sub represent and warrant to HDA as follows, except as set forth in a disclosure schedule ("Schedule") attached hereto and made a part
                                     --------
hereof, the number of each Schedule corresponding to the Section number to which
                           --------
it refers:

     3.1  Corporate Organization and Standing.  Each of CNF and Vantage Sub is a
          -----------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease the properties used in the Vantage Business and to carry on the Vantage Business as presently conducted. Each of CNF and Vantage Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Vantage Business as now being conducted by it or the property owned or leased by it and used in the conduct of the Vantage Business makes such qualification necessary, all of which are listed on Schedule 3.1. All of the issued and outstanding shares of capital stock of
   ------------
Vantage Sub are owned by CNF, free and clear of any claims, liens, security interests, options, changes, restrictions and interests of others whatsoever.

     3.2  Authorization. This Agreement has been, and the Ancillary Agreements
          -------------
(as defined) will be, duly authorized, executed and delivered by CNF and Vantage Sub, and this Agreement is, and the Ancillary Agreements will be, the legal, valid and binding obligations of CNF and Vantage Sub, enforceable against each of CNF and Vantage Sub in accordance with their terms, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and equitable principles relating to or limiting creditors' rights generally.

     3.3  No Conflict or Violation.  Neither the execution and delivery of this
          ------------------------
Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, or note ("Contract") to which CNF or Vantage Sub is a party or by which it is bound that is or will at the Closing be assigned to HDA pursuant to Section 2.2 above, or result in the creation of any lien or encumbrance upon any of the Assets, (b) violate, conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of CNF or Vantage Sub,
(c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which CNF, Vantage Sub or the Vantage Business is subject or (d) violate, conflict with or result in a breach of any applicable federal or state rule or regulation applicable to the Vantage Business.

     3.4  Facilities. Schedule 3.4 contains a complete and accurate list of all
          ----------  ------------
real property used in the conduct of the Vantage Business other than real property that is an Excluded Asset ("Real Property"), identifying which of such real property is owned by CNF or Vantage Sub ("Owned Real Property") and which real property is leased by CNF or Vantage Sub ("Leased Real Property"). The Owned Real Property and the Leased Real Property are hereinafter collectively referred to as the "Facilities. "

          (a)  Owned Real Property. CNF or Vantage Sub has good and valid fee
               -------------------
simple title to all Owned Real Property, free and clear of all encumbrances, except for taxes and assessments that are not yet due and payable; building codes and zoning ordinances; and easements, restrictions, covenants, rights-of-way and reservations of record, and encroachments that do not detract from the value of the property or interfere with the present use of the property and have arisen in the ordinary course of business. CNF or Vantage Sub enjoys peaceful and undisturbed possession of all Owned Real Property.

          (b)  Actions.  There are no pending or, to the knowledge of CNF and
               -------
Vantage Sub, threatened, condemnation proceedings or other actions, claims, suits, litigation, proceedings, notices of violation, inquiry or investigations (collectively, "Actions") relating to any Owned Real Property. To the knowledge of CNF and Vantage Sub, there are no pending or threatened actions relating to any Leased Real Property.

          (c)  Leases or Other Agreements. Except for Permitted Encumbrances,
               --------------------------
there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Owned Real Property or any portion thereof, or interest in any such Owned Real Property .

          (d)  Leased Real Property. With respect to Leased Real Property, CNF
               --------------------
or Vantage Sub is the sole lessee and such lessee has not encumbered its interest in the leasehold estate related thereto. CNF or Vantage Sub enjoys peaceful and undisturbed possession of all of the Leased Real Property.

          (e)  Certificate of Occupancy. To the knowledge of CNF and Vantage
               ------------------------
Sub, all Facilities have received all required approvals of governmental authorities (including, without limitation, permits and a certificate of occupancy or similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and are and have been operated and maintained in accordance with applicable regulations in all material respects.

          (f)  Utilities.  To the knowledge of CNF and Vantage Sub, (i) all
               ---------
Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated and (ii) there is no condition that would reasonably be expected to result in the termination of the present access from any Facility to such utility services .

          (g)  Improvements, Fixtures and Equipment. The improvements
               ------------------------------------
constructed on the Owned Real Property and the improvements constructed by CNF or Vantage Sub on the Leased Real Property, and all fixtures and equipment and other tangible assets owned by CNF or Vantage Sub at the Facilities are (i) insured to the extent and in a manner customary in the industry, (ii) to the knowledge of CNF and Vantage Sub, structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material and (v) adequate for the operation of the Vantage Business as presently conducted and (vi) to the knowledge of CNF and Vantage Sub, in conformity with all applicable regulations in all material respects.

          (h)  No Special Assessment. Neither CNF nor Vantage Sub has received
               ---------------------
notice of any special assessment relating to any Facility or any portion thereof, and there is no pending or, to CNF's and Vantage Sub's knowledge, threatened special assessment.

     3.5  Assets. CNF or Vantage Sub collectively have good and valid title to
          ------
the Assets (other than any patents, marks, brands, names or logos included in the Assets), free and clear of any encumbrances, except for encumbrances referred to in Section 3.4(a) and minor liens that do not detract from the value of the Assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business (collectively, "Permitted Encumbrances"). The delivery to HDA of the instruments of transfer listed in
Section 2.2(a) will vest good, valid and exclusive title to the Assets in HDA (other than any patents, marks, brands, names or logos included in the Assets), free and clear of all encumbrances of any kind other than Permitted Encumbrances. The Assets and the Excluded Assets together constitute all of the assets necessary to conduct the Vantage Business in substantially the manner conducted by CNF and Vantage Sub as of the date of this Agreement. All tangible property, real property improvements and personal property used in the Vantage Business is located on the Real Property except for such property or improvements which in the aggregate are not material to the Vantage Business and are used by CNF or one of its subsidiaries (other than Vantage Sub) in a business other than the Vantage Business. All tangible assets and properties that are part of the Assets are in good operating condition and repair, ordinary wear and tear excepted. Notwithstanding anything in this Agreement to the contrary, CNF and Vantage Sub are transferring only their right, title and interest, if any, in any patents and in the names and marks "VantageParts," "Consolidated Spring and Alignment Company" and "Commercial Trailer Parts and Supply Company" and make no representation or warranty whatsoever concerning their ownership of, or right to use, any patents or the names and marks "Vantage Parts," "Consolidated Spring and Alignment Company" and "Commercial Trailer Parts and Supply Company" or any derivation thereof, except to the extent provided in Section 3.14.

     3.6  Financial Statements.
          --------------------

          (a) The unaudited Adjusted December Balance Sheet and income statement of the Vantage Business at and for the year ended December 31, 1998, a copy of which is attached as Exhibit 3.6(a), were prepared in accordance with
                             --------------
GAAP consistently applied and fairly present the financial condition and results of operations of the Vantage Business as of its date and for such period, except that such statements do not contain notes, may be subject to audit adjustments, do not reflect Employee Benefit Plans and may not accurately reflect deferred taxes. There are no Assumed Liabilities of any nature, whether absolute, accrued, asserted or unasserted or contingent or whether due or to become due, that should have been recorded or reserved for on the Adjusted December Balance Sheet under GAAP as consistently applied by CNF and Vantage Sub, and were not so recorded or reserved.

          (b) The unaudited Adjusted April Balance Sheet and income statement of the Vantage Business at and for the four months ended April 30, 1999, a copy of which is attached as Exhibit 3.6(b), were prepared in accordance with GAAP
                        --------------
consistently applied and fairly present the financial condition and results of operations of the Vantage Business as of its date and for such period, except that such statements do not contain notes, may be subject to audit adjustments, do not reflect Employee Benefit Plans and may not accurately reflect deferred taxes.

          (c) Copies of the financial statements described in Sections 3.6(a) and (b) have been or will be provided to HDA or its representatives.

     3.7  Books and Records. Each of CNF and Vantage Sub has made and kept and
          -----------------
given HDA and its representatives reasonable access to the portion of its books and records and accounts related solely to the Vantage Business, which, in reasonable detail, reflect the material activities of the Vantage Business. The minute books of CNF and Vantage Sub reflect all material action taken by the shareholders, boards of directors and committees of the boards of directors of CNF or Vantage Sub with respect to the Vantage Business. The normal books and records of CNF and Vantage Sub collectively reflect all bank accounts, material transactions and material uses of corporate funds in connection with the Vantage Business.

     3.8  Litigation. There is no claim, action, suit, proceeding, or
          ----------
investigation pending or, to the knowledge of CNF and Vantage Sub, threatened against CNF or Vantage Sub or the directors, officers, agents or employees of CNF or Vantage Sub (in their capacity as such) relating to the Vantage Business or the Assets and that are reasonably likely to adversely affect the Vantage Business, the Assets or the transactions contemplated hereby, other than claims or suits that are Excluded Liabilities. There are no orders, writs, injunctions or decrees currently in force in which CNF or Vantage Sub is named as a party or in which any director, officer, or employee of CNF or Vantage Sub (in their capacity as such) is named as a party with respect to the conduct of the Vantage Business.

     3.9  Licenses and Permits; Compliance with Laws.  Schedule 3.9 sets forth a
          ------------------------------------------   ------------
complete list of all licenses, franchises, permits, approvals and other authorizations issued by any governmental authority and used in the conduct of the Vantage Business, other than Proprietary Rights (as defined below) (collectively, "Licenses and Permits") and all pending applications therefor issued to CNF or Vantage Sub and currently used by CNF or Vantage Sub, other than Licenses and Permits issued to CNF which are not used by CNF in the Vantage Business. CNF or Vantage Sub owns, holds or possesses all Licenses and Permits necessary to entitle it to own or lease, operate and use the Assets and to carry on and permit the continued lawful conduct of the Vantage Business in the manner conducted by CNF and Vantage Sub. The Vantage Business is not being conducted in a manner that violates any of the terms or conditions under which any of the Licenses and Permits was granted. CNF or Vantage Sub has performed all obligations and satisfied all conditions required to be performed or satisfied by it to date with respect to the Vantage Business, and is not in default of, any of the Licenses and Permits and, to the knowledge of CNF, no event has occurred that, with due notice or lapse of time or both, would constitute such a default or permit the revocation or cancellation of any of the Licenses and Permits. There is no administrative or judicial proceeding to revoke, cancel or declare any of the Licenses and Permits invalid in any respect pending or, to the knowledge of CNF or Vantage Sub, threatened. CNF or Vantage Sub has provided HDA with access to a true, correct and complete copy of each of the Licenses and Permits.

          3.10  Tax Matters. With respect to the Vantage Business or the Assets,
                -----------
CNF and Vantage Sub have duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by them with the appropriate governmental authorities, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All such Tax Returns were, at the time of filing, true, correct and complete in all respects. All Taxes owed by CNF or Vantage Sub relating to the Vantage Business or the Assets have been paid within the time and in the manner prescribed by law. Neither CNF nor Vantage Sub is a party to any pending audit, action or proceeding, nor, to CNF's or Vantage Sub's knowledge, is any such audit, action or proceeding contemplated or threatened, by any governmental authority for the assessment or collection of any Taxes of CNF or Vantage Sub relating to the Vantage Business or the Assets. No claim has ever been made by an governmental authority in a jurisdiction where CNF or Vantage Sub has never filed a Tax Return that either CNF or Vantage Sub is or may be subject to taxation by that jurisdiction because of the Vantage Business or the ownership of the Assets. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.
Schedule 3.10 lists all state and local jurisdictions in which CNF or Vantage
-------------
Sub has filed a Tax Return with respect to the Vantage Business or the Assets. All Taxes relating to the Vantage Business or the Assets that CNF or Vantage Sub is required by law to withhold or to collect have been withheld or collected and paid over to the proper governmental authorities or segregated and set aside for such payment. For the purposes of this Agreement, "Tax" or "Taxes" (including, with correlative meaning, the term "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, alternative minimum, gains, transfer, documentary, stamp and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, in each case arising out of the Vantage Business or the Assets, and the term "Tax Returns" means all returns, reports, declarations, statements, elections, forms or other documents or information required to be filed with any governmental authority with respect to any Taxes.

          3.11  Brokers, Finders. Neither CNF nor Vantage Sub has retained any
                ----------------
broker or finder in connection with the transactions contemplated herein, and neither CNF nor Vantage Sub is obligated or has agreed to pay any brokerage or finder's commission, fee or similar compensation.

          3.12  Absence of Certain Changes.
                --------------------------

                (a) Since January 1, 1999, CNF and Vantage Sub have conducted the Vantage Business in the ordinary course and there has not occurred, with respect to the Vantage Business or the Assets, any of the following:

                     (i) any material adverse effect on the business, operations, assets, results of operations, or financial condition of the Vantage Business ("Material Adverse Effect");

                     (ii) any revaluation of the Assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

                     (iii) any payment, discharge or satisfaction of any liabilities or obligations, other than in the ordinary course of business;

                     (iv) any incurrence of liabilities, except liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves;

                     (v) any capital expenditure exceeding $50,000, the execution of any lease or the incurring of any obligation to make any capital expenditure or execute any lease other than in the ordinary course of business;

                     (vi) the failure to pay or satisfy when due any liability, except where the failure would not have a Material Adverse Effect;

                     (vii) any Assets (whether real, personal or mixed, tangible or intangible) becoming subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                     (viii) the disposition or lapsing of any material Proprietary Rights or any disposition or disclosure to any person of any material Proprietary Rights not theretofore a matter of public knowledge;

                     (ix) any cancellation or waiver of any material claims or rights of value, or any sale, lease, transfer, assignment, distribution or other disposition of any Assets in an aggregate amount exceeding $50,000, except for sales of finished goods inventory in the ordinary course of business;

                     (x) any amendment, modification, cancellation or termination of any contract, commitment, agreement, lease, transaction or Permit included with the Assets or the entry into any contract, commitment, agreement, lease, transaction or Permit that is not in the ordinary course of business;

                     (xi) any bonus or distribution paid or promised, any increase in the base compensation, or other payment or loan to any officer or employee of the Vantage Business, whether now or hereafter payable or granted, or entry into or variation of the terms of any employment, incentive or severance agreement with any such person;

                     (xii) any change in any method of accounting or keeping books of account or accounting practices;

                     (xiii) any material damage, destruction or loss of any Asset, whether or not covered by insurance;

                     (xiv) the adoption of any plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Vantage Sub or the Vantage Business; or

                     (xv) an agreement to do any of the things described in the preceding clauses (i)- (xiv) other than as expressly provided for herein.

          3.13  Material Contracts. Schedule 3.13 attached hereto sets forth a
                ------------------  -------------
complete and correct list of all the Material Contracts that relate to the Vantage Business and to which CNF or Vantage Sub is a party. As used in this Agreement, "Material Contracts" means with respect to the Vantage Business:

                (a)  all contracts not made in the ordinary course of business;

                (b) all leases or other agreements under which CNF or Vantage Sub is a lessor or lessee of any Real Property or any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the Vantage Business, which entail annual payments, in the case of any such lease or agreement, in excess of $50,000;

                (c) all options with respect to any property, real or personal, whether CNF or Vantage Sub is the grantor or grantee thereunder;

                (d) all distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets or the Vantage Business and that are not cancelable, without payment of any kind, on 30 calendar days' notice;

                (e) all mortgages, indentures, security agreements, pledges, notes, loan agreements or guaranties in a principal amount (or with maximum availability) in excess of $50,000;

                (f) (i) all contracts and agreements to which CNF or Vantage Sub is a party and that are (i) outstanding contracts with officers, employees, agents, consultants, advisors, sales personnel, sales representatives, distributors, sales agents or dealers other than contracts that by their terms are cancelable by CNF or Vantage Sub with notice of not more than 30 days and without cancellation penalties or severance payments, in the case of any such contract, in excess of $25,000 and (ii) and all collective bargaining agreements of CNF or Vantage Sub;

                (g)  any covenant not to compete on the Vantage Business;

                (h) any contract with the United States, state or local government or any agency or department thereof, involving expenditures or liabilities in excess of $50,000; or

                (i) any contract or agreement providing for the receipt or payment (whether the obligations are fixed or contingent) of $50,000 or more after the date of this Agreement relating to the Vantage Business or the Assets, including, without limitation, agreements calling for penalties or payments upon voluntary termination or withdrawal by CNF or Vantage Sub.

          CNF or Vantage Sub has furnished to HDA or its representatives true and correct copies of all Material Contracts, including all amendments and supplements thereto. Notwithstanding the foregoing, the term "Material Contracts" does not include any contracts that are Excluded Assets.

          3.14  Proprietary Rights.
                ------------------

                (a) The Assets do not include any patents, registered trademarks, registered service names, registered logos or registered copyrights.

                (b) Neither CNF nor Vantage Sub has any known obligation to compensate any person for the use of any patent, trademark, service mark, trade name, brand name, logo and copyright used solely in the conduct of the Vantage Business ("Proprietary Rights"). To the knowledge of CNF and Vantage Sub, those trademarks, service marks, trade names, and brand names listed on Schedule 3.14 are all of the trademarks, service marks, trade names and brand names used by CNF or Vantage Sub solely in the conduct of the Vantage Business. Neither CNF nor Vantage Sub has granted to any person any license, option or other rights to use in any manner any of Proprietary Rights, whether requiring the payment of royalties or not.

                (c) To the knowledge of CNF and Vantage Sub, no other person has notified CNF or Vantage Sub in writing that such person is claiming ownership of or the right to use such Proprietary Rights. No Action has been instituted against or written notices received by CNF or Vantage Sub that are presently outstanding, alleging that CNF and Vantage Sub's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

          3.15  Labor Matters. Neither CNF nor Vantage Sub is a party to any
                -------------
labor agreement with respect to the employees of the Vantage Business with any labor organization, union, group or association, and there are no employee unions (or any other similar labor or employee organizations) under local statutes, custom or practice. Neither CNF nor Vantage Sub has experienced any attempt within the past three years by organized labor or its representatives to enter into a binding agreement with organized labor that would cover the employees of the Vantage Business. There is no labor strike or labor disturbance pending or, to the knowledge of CNF and Vantage Sub, threatened against the Vantage Business, nor is any grievance currently being asserted, and the Vantage Business has not experienced a work stoppage or other labor difficulty, in the past three years and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, the Vantage Business is in substantial compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9 as required by such Act, in the personnel file of each employee of the Vantage Business hired after November 9, 1986.

          3.16  Consents.  No consent, approval, authorization, order, filing,
                --------
registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by CNF or Vantage Sub in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation by CNF or Vantage Sub of the transactions contemplated herein and therein, except for the filings required to be made by the Parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          3.17  Compliance with Environmental Laws.
                ----------------------------------

                (a)  Definitions. The following terms, when used in this Section
                     -----------
3.17, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

                     (i) "Company" for the purposes of this Section 3.17, shall mean (A) CNF and Vantage Sub, (B) all partnerships, joint ventures and other entities in which CNF or Vantage Sub was at any time or is a partner, joint venturer, or member and (C) all corporations, partnerships, joint ventures, or other legal entities that have been merged into or consolidated with CNF or Vantage Sub; provided that, and notwithstanding the foregoing, the term "Company" shall not be deemed to refer to any corporation, partnership, joint venture or other legal entity that sold or otherwise conveyed assets or properties to CNF or Vantage Sub, regardless of whether such conveyance constituted a conveyance of all or substantially all of the assets of such entity.

                     (ii) "Release" shall mean any existing or previously existing spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance or otherwise as defined in any Environmental Law.

                     (iii) "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws due to its hazardous characteristics.

                     (iv) "Environmental Laws" shall mean all laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations of any governmental or judicial authority at the federal, state or local level, existing as of the date hereof or previously enforced or existing that regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide and Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act and the Hazardous Materials Transportation Act.

                     (v) "Environmental Conditions" means, the introduction into the environment by CNF or Vantage Sub, whether or not yet discovered, of any Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which any Facility could reasonably be expected to suffer or be subjected to any lien or as a result of which HDA could reasonably be expected to incur any damage, loss, cost, expense, claim, demand, order or liability to a third party (including, without limitation, any governmental authority).

               (b)   Notice of Violation. The Company has not received any
                     -------------------
written notice of alleged, actual or potential responsibility for, or any written inquiry concerning, and to the knowledge of CNF and Vantage Sub, there is no pending investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at the Facilities or (ii) an alleged violation by the Company of or non-compliance by the Company with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law at the Facilities. The Company has not received written notice of any other claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any of the Facilities.

               (c)   Environmental Conditions. There are no present or past
                     ------------------------
Environmental Conditions caused or knowingly and expressly permitted by the Company during the period in which the Company owned, leased or operated the Real Property, and, to the knowledge of CNF and Vantage Sub, there are no Environmental Conditions existing on the Real Property as of the date hereof, except as may be referred to in the Phase I Reports or the Phase II Report.

               (d)   Environmental Audits or Assessments. True, complete and
                     -----------------------------------
correct copies of the written reports, and all parts thereof, including any drafts of such reports that are in the possession or control of the Company, of all environmental audits or assessments which have been conducted at any Facility within the past five years, either by the Company or any attorney, environmental consultant or engineer engaged by them for such purpose, have been delivered to HDA or its representatives and a list of all such reports is included in Schedule 3.17 hereto.
            -------------

               (e)   Indemnification Agreements. The Company is not a party,
                     --------------------------
whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract (excluding Real Property leases and insurance policies disclosed on Schedule 3.17) under which
                                                    -------------
theowner or lessee of any Facility is obligated by or entitled to the benefits of directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

               (f)   Releases or Waivers. Except as may be set forth in the
                     -------------------
leases described on Schedule 3.4, the Company has not released any other person
                    ------------
from any claim under any Environmental Law with respect to any Facility or waived any rights concerning any Environmental Condition with respect to any Facility.

               (g)   Notices, Warnings and Records. The Company has given all
                     -----------------------------
notices and warnings, made all reports, and has kept and maintained all records required by and in material compliance with all Environmental Laws with respect to each Facility.

               (h)   Compliance. The Company is presently in compliance in all
                     ----------
material respects with all Environmental Laws at each Facility.

               (i)   Hazardous Material. The Company has not generated,
                     ------------------
manufactured, refined, transported, treated, disposed, stored, handled, transferred, produced or processed any Hazardous Material at any Facility in violation of Environmental Laws.

               (j)   Underground Storage Tanks. There are no underground storage
                     --------------------------
tanks at any Facility.

               (k)   Asbestos Containing Material. There is no asbestos
                     ----------------------------
containing material at any Facility that is in a condition that would require abatement.

               (l)   Liens. No lien has been imposed on any Owned Real Property
                     -----
and, to the knowledge of the Company, any Leased Real Property pursuant to any Environmental Law and the Company has not taken any actions that would result in the imposition of such a lien on any Facility.

          3.18  Certain Business Relationships with the Vantage Business. No
                --------------------------------------------------------
beneficial owner of more than 5% of CNF's outstanding voting securities has been involved in any business arrangement or relationship with the Vantage Business within the past 12 months, and none of such beneficial owners owns any assets, tangible or intangible, that are used in the Vantage Business.

          3.19  Insurance. All insurance coverage applicable to the Vantage
                ---------
Business or the Assets is in effect, insures CNF and Vantage Sub in reasonably sufficient amounts against risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located and provides coverage as may be required by applicable law. To the knowledge of CNF and Vantage Sub, there is no default under any such coverage nor has there been any failure to give notice or present any claim of which CNF or Vantage Sub are aware under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or non-renewal of any such coverage has been received. There are no outstanding performance bonds covering or issued for the benefit of the Vantage Business

          3.20  Accounts Receivable. The accounts receivable set forth on
                -------------------
Adjusted December Balance Sheet and all accounts receivable of the Vantage Business arising since December 31, 1998 represent bona fide claims of the Vantage Business against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders or contracts. Said accounts receivable are subject to no valid defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor in excess of historical collection costs, except to the extent of a reserves for bad debts on accounts receivable of $160,000 as set forth on the Adjusted April Balance Sheet attached hereto as Exhibit 3.6(b)
                                                                 --------------
and, in the case of accounts receivable arising since April 30, 1999, to the extent of a reasonable reserve percentage for bad debts on accounts receivable which is not greater than the percentage reflected by the reserve for bad debts on such balance sheet.

          3.21  Inventory. Schedule 3.21 contains a complete and accurate list
                ---------  -------------
of the addresses at which all inventory (set forth on the Adjusted December Balance Sheet or arising since such date) is located. The inventory as set forth on the Adjusted December Balance Sheet or arising since the date of such balance sheet was acquired and has been maintained in accordance with the regular business practices of the Vantage Business, consists of items that are usable or salable in the ordinary course of business, and is valued at the lower or cost or market on an average cost basis. None of such inventory is obsolete, unusable, or damaged, except for such items of inventory which have been written down to realizable market value, or for which adequate reserves have been provided in the balance sheets attached as Exhibit 3.6(a) and Exhibit 3.6(b).
                                           --------------     --------------

          3.22  Payments. Neither CNF nor Vantage Sub has, directly or
                --------
indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is related solely to the Vantage Business, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. Neither CNF nor Vantage Sub has participated, directly or indirectly, in any boycotts or other similar practices affecting any of the actual or potential customers of the Vantage Business.

          3.23  Customers, Distributors and Suppliers. Schedule 3.23 sets forth
                -------------------------------------  -------------
a complete and accurate list of the names and addresses of the ten largest (in terms of 1998 dollar volume) (a) customers of the Vantage Business during the year ended December 31, 1998, showing the approximate total sales in dollars by the Vantage Business to such customer during such fiscal year and (b) suppliers to the Vantage Business during the year ended December 31, 1998, showing the approximate total purchases in dollars by the Vantage Business from such supplier during such fiscal year. Since January 1, 1999, there has been no adverse change in the business relationship of the Vantage Business with any customer or supplier named on Schedule 3.23. Neither CNF nor Vantage Sub has
                              -------------
received any communication from any customer, distributor or supplier named on
Schedule 3.23 of any intention to terminate or materially reduce purchases from
-------------
or supplies to the Vantage Business.

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF HDA

          HDA represents and warrants to CNF and Vantage Sub as follows:

        4.1  Corporate Organization and Standing. HDA is a corporation duly
             -----------------------------------
organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

        4.2  Authorization. This Agreement has been, and the Ancillary
             -------------
Agreements will be, duly authorized, executed and delivered by HDA, and this Agreement is, and the Ancillary Agreements will be, the legal, valid and binding obligation of HDA, enforceable against HDA in accordance with their terms.

        4.3  No Conflict or Violation. Neither the execution and delivery of
             ------------------------
this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any Contract to which HDA is a party or by which it is bound or to which its assets are subject or result in the creation of any lien or encumbrance upon any of said assets, (b) violate, conflict with or result in a breach of or constitute a default under any provision of its Articles of Incorporation or Bylaws, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which HDA is subject or (d) violate, conflict with or result in a breach of any applicable federal or state rule or regulation.

        4.4  Sufficient Funds. HDA has sufficient funds available (through
             ----------------
existing credit arrangements or otherwise) to pay the Estimated Purchase Price, assume the Assumed Liabilities and otherwise perform its obligations under this Agreement and the Ancillary Agreements.

        4.5  Environmental Reports. HDA has obtained Phase I environmental
             ----------------------
assessments ("Phase I Reports") of the Real Property and a Phase II environmental assessment for the Atlanta Real Property (the "Phase II Report") and has delivered to CNF and Vantage Sub complete and accurate copies of the Phase I Reports and the Phase II Report.

        4.6  PWC Financials. HDA has delivered to CNF and Vantage Sub a complete
             --------------
and accurate copy of the audited balance sheet and income statement of the Vantage Business for the year ended December 31, 1998, prepared at the request of HDA by PriceWaterhouseCoopers LLC ("PWC"), together with a complete and accurate copy of the PWC audit report related thereto.

                                   ARTICLE V
                            POST-CLOSING COVENANTS

          CNF, Vantage Sub and HDA each covenant with the other as follows:

        5.1  Further Assurances. Upon the terms set forth herein, the Parties
             ------------------
agree, after the Closing, to (a) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder (including, without limitation, any document necessary to convey title to HDA in and to any tangible properties, real property improvements and personal property that are defined as Excluded Assets in paragraph (l) of Annex A to this Agreement but which HDA can
                                    -------
demonstrate are material to and used in the Vantage Business and are not primarily used by CNF in businesses other than the Vantage Business) and (b) cooperate with each other in connection with the foregoing.

        5.2  Disclosures.  Except as required by law or stock exchange or NASDAQ
             -----------
regulations, none of the Parties, without the prior written consent of the other Parties, will make any press release or any similar public announcement concerning the transactions contemplated hereby.

        5.3  Employee-Related Matters.
             ------------------------

             (a)  Offer of Employment. Except as set forth on Schedule 5.3,
                  -------------------                         ------------
subject to the Closing and immediately prior thereto, CNF and Vantage Sub will terminate the employment of all of the employees of the Vantage Business. Subject to the Closing and immediately thereafter, HDA shall hire each and every one of CNF's or Vantage Sub's employees whose employment with CNF or Vantage Sub, as the case may be, relates to the Vantage Business. Any employment provided for in the immediately preceding sentence shall, unless HDA shall otherwise determine, be at will and shall not be deemed to be pursuant to any contract of employment, express or implied (other than for HDA's assumption of the David Blitz employment contract), and, subject to compliance with its obligations under the law, nothing in this Section shall limit HDA's right to terminate any such employee's (other than David Blitz) employment with or without cause and with or without notice. CNF and Vantage Sub shall use reasonable efforts to encourage their former Vantage Business employees to accept such offers. Effective at the Closing, HDA shall provide to each employee of the Vantage Business and their dependents, as applicable: (i) benefits under employee benefit plans intended to qualify under Section 401(a) of the Code that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of HDA or its subsidiaries, (ii) employer-provided benefits under employee benefit plans that are welfare plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of HDA or its subsidiaries, (iii) employer-provided benefits under employee benefit plans that are welfare plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of HDA or its subsidiaries and (iv) coverage under a group health plan that is not subject to any exclusion or limitation with respect to any preexisting condition applicable to such employees and their dependents.

               (b)  Limitation of Benefits and Liabilities. Nothing herein is
                    --------------------------------------
intended to confer upon any employee of CNF or Vantage Sub any rights of any kind whatsoever under or by reason of this Agreement, including, without limitation, any rights to or of employment for a specified period or any other form of employment security. HDA shall not assume any obligation or liability for employment practices or policies maintained by CNF or Vantage Sub with respect to CNF's or Vantage Sub's employees. Except as otherwise provided herein, HDA shall have no obligation or liability nor incur any cost or expense with respect to any claims, whether arising before or after the Closing, by any employee or former employee of CNF or Vantage Sub arising by reason of the sale or purchase of the Assets pursuant to this Agreement or by reason of such employee or former employee's employment, or the termination of his or her employment, by CNF or Vantage Sub. Without limiting the foregoing, any severance obligation arising by reason of the sale of the Assets by CNF and Vantage Sub pursuant to this Agreement shall remain the sole liability of CNF and Vantage Sub. The Parties agree that any severance obligation arising by reason of the termination by HDA of the employment of any employee formerly employed by CNF or Vantage Sub in the Vantage Business or by reason of HDA's failure to offer employment to any employee of CNF or Vantage Sub as required by Section 5.3(a) shall be HDA's sole liability.

          5.4  Liability for Transfer Taxes. HDA and CNF shall each be
               ----------------------------
responsible for the timely payment of, and shall indemnify and hold harmless each other against, fifty percent (50%) of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of the transactions effected pursuant to this Agreement. HDA shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes arising out of the transactions effected pursuant to this Agreement.

          5.5  Access to Records. From and after the Closing Date, CNF shall
               -----------------
have reasonable access to all of the books and records related to the Vantage Business and conveyed to HDA, but only to the extent that such access may reasonably required by CNF in connection with matters relating to or affecting the operations of CNF or Vantage Sub prior to the Closing Date, including, without limitation, the payment of Taxes. In order to gain access to such books and records, CNF must provide two business days' prior notice to HDA in writing. Unless HDA agrees otherwise, such access shall only be granted during HDA's normal business hours. HDA shall retain such books and records for a period of three years. If, after such three year period, HDA intends to destroy or dispose of such books and records at any time prior to the seventh anniversary of the Closing Date, HDA shall provide one month advance notice of such intention to CNF and if CNF so elects by written notice to HDA during such one month period HDA shall return such books and records to CNF at CNF's expense.

                                  ARTICLE VI
           ACTIONS BY THE PARTIES AFTER THE CLOSING; INDEMNIFICATION

          6.1  Collection of Accounts Receivable and Letters of Credit. At the
               -------------------------------------------------------
Closing, HDA will acquire hereunder the right and authority to collect all receivables, letters of credit and other items that constitute a part of the Assets, and CNF or Vantage Sub shall once each calendar week, after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to HDA any letters of credit, documents, cash or checks or other consideration received on account of or otherwise relating to any such receivables, letters of credit or other items.

          6.2  Assignability and Consents. Notwithstanding anything to the
               --------------------------
contrary in this Agreement, this Agreement shall not constitute an agreement to assign any order, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession (collectively, the "Assigned Agreements") if an attempted assignment thereof, without the consent of another party thereto or any governmental authority, would constitute a breach of any such Assigned Agreement or in any way affect the rights of CNF or Vantage Sub thereunder. CNF and Vantage Sub shall use reasonable efforts to obtain all consents, novations and waivers and to resolve all impracticalities of assignments, novations or transfers necessary to convey the Assigned Agreements to HDA at the earliest practicable date. If such consents, novations or waivers are not obtained, or if an attempted assignment would be ineffective, CNF and Vantage Sub shall use reasonable efforts to provide to HDA the benefits of any such Assigned Agreement, shall enforce, at HDA's request and for HDA's account, any rights of CNF or Vantage Sub under such Assigned Agreement (including the right to elect, renew, extend or terminate) and shall promptly pay to HDA when received all monies received by CNF or Vantage Sub under such Assigned Agreement. To the extent HDA is provided the benefit of any such Assigned Agreement, HDA shall perform or discharge, on behalf of CNF or Vantage Sub, CNF's or Vantage Sub's obligations and liabilities under each such Assigned Agreement in accordance with the provisions thereof. This Section shall not be construed to require HDA to assume any additional liability hereunder or to perform under or assume any obligations with respect to the Assigned Agreements in excess of those currently required by such Assigned Agreements. CNF and Vantage Sub shall use reasonable efforts to ensure that all contracts entered into by CNF or Vantage Sub after the date hereof that relate to the Vantage Business or the Assets are assignable to HDA without the consent of the other party thereto.

          6.3  Trade Names. CNF and Vantage Sub shall, and shall cause their
               -----------
affiliates to, as soon as reasonably practicable following the Closing Date, cease to use the name "VantageParts" or any abbreviation or variation thereof in the operation of their business, including on any plant, building or equipment or any stationery, business form, packaging, container, sign or other property (real or personal) included in the Excluded Assets; provided, however, that CNF
                                                    --------  -------
shall cause Vantage Sub to, within 14 days following the Closing, prepare, execute and file appropriate documents with the Secretary of State of the State of Delaware and all appropriate authorities where Vantage Sub is qualified to do business to change the corporate name of Vantage Sub to "WSCPI, Inc."

          6.4  Indemnification by CNF and Vantage Sub. Subject to the provisions
               --------------------------------------
of this Article VI, CNF and Vantage Sub agree to jointly and severally indemnify, defend and hold HDA and its respective affiliates, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as "HDA Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and reasonable attorneys' fees) (collectively, "Losses") that any HDA Indemnified Person suffers, sustains, incurs or becomes subject to arising out of or due to: (a) the Excluded Liabilities or the Excluded Assets, (b) the nonfulfillment of any covenant, undertaking or agreement of CNF and Vantage Sub under this Agreement or any Ancillary Agreement, not otherwise waived by HDA,

(c) any inaccuracy of any representation of CNF and Vantage Sub in this Agreement, any Schedule hereto or any Ancillary Agreement, (d) the breach of any
               --------
warranty of CNF and Vantage Sub in this Agreement, any Schedule hereto or any
                                                       --------
Ancillary Agreement or (e) any failure to comply with the laws of any jurisdiction relating to bulk transfers that may apply in connection with the transfer of the Assets to HDA. "Losses" as used in this Article VI is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims. "Losses" as used in this Agreement excludes (x) consequential, special or punitive damages (including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity) or (y) any cost, damage or expense to the extent reimbursement has been obtained from any third party. HDA's determination not to seek reimbursement from a third party shall not preclude it from asserting its rights under this Section. Payment is not a condition precedent to recovery of indemnification for Losses. Neither CNF nor Vantage Sub shall be liable for indemnification with respect to any matter to the extent such matter (i) was taken into account in reducing the 1998 Actual Value Transferred below $16,182,000 and such adjustment is reflected on Schedule 1.2 or (ii) results in
                                                ------------
a purchase price adjustment pursuant to Section 1.2 above to the extent of such purchase price adjustment, regardless of whether or not such matter constitutes a breach of any representation or warranty of CNF or Vantage Sub as stated in this Agreement.

          6.5  Indemnification by HDA. Subject to the provisions of this Article
               ----------------------
VI, HDA agrees to indemnify, defend and hold CNF and Vantage Sub and their respective affiliates, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such persons are hereinafter collectively referred to as "CNF Indemnified Persons"), harmless from and against any and all Losses that any CNF Indemnified Person suffers, sustains, incurs or becomes subject to arising out of or due to: (a) the Assumed Liabilities or the Assets, (b) the nonfulfillment of any covenant, undertaking or agreement of HDA under this Agreement or any Ancillary Agreement, not otherwise waived by CNF, (c) any inaccuracy of any representation of HDA in this Agreement, in any Schedule hereto or any Ancillary Agreement or (d) the breach
                  --------
of any warranty of HDA in this Agreement or any Schedule hereto. Payment is not
                                                --------
a condition precedent to recovery of indemnification for Losses.

          6.6  Survival of Representations, Warranties and Covenants. The
               -----------------------------------------------------
several representations and warranties of the Parties contained in this Agreement or in any document delivered pursuant hereto and the Parties' right to indemnification in accordance with this Article VI shall survive the Closing Date and shall remain in full force and effect for 18 months thereafter (the "Time Limit"); provided, however, that the representations and warranties set forth in Section 3.10 shall survive for the length of the applicable statute of limitations. All covenants and agreements contained in this Agreement shall survive the Closing Date indefinitely until, by their respective terms, they are no longer operative. No claims for indemnification under clauses (c) or (d) of
Section 6.4 or clauses (c) or (d) of Section 6.5 shall be made after the date on which the applicable representation or warranty upon which such claim was based ceases to survive pursuant to this Section 6.6; provided, however, that the
                                                --------  -------
expiration of any representation or warranty under this Section 6.6 shall not affect any claim for indemnification made in good faith prior to the date of such expiration.

          6.7  Threshold; Deductible; Maximum.  No HDA Indemnified Person or CNF
               ------------------------------
Indemnified Person shall be entitled to any recovery in accordance with clauses
(c) or (d) of

Section 6.4 or clauses (c) or (d) of Section 6.5 unless and until the amount of such Losses suffered, sustained or incurred by such party, or to which such party becomes subject, exceeds 1% of the Purchase Price in the aggregate (the "Deductible"), whereupon HDA Indemnified Persons or CNF Indemnified Persons, as the case may be, shall be entitled to indemnification under this Article VI only for the amount of Losses in excess of such amount.Subject to the proviso below and the last sentence of this Section, the maximum aggregate amount to be paid
                              -------
under this Article VI by CNF and Vantage Sub collectively, or by HDA, shall not
           ----------
exceed 40% of the Purchase Price (the "Basic Indemnification Cap"); provided,
                                                                    --------
however, that subject to the remainder of this Section, the foregoing
-------
limitations shall not apply to any Losses arising out of clauses (a), (b) or (e) of Section 6.4 or clauses (a) or (b) of Section 6.5 (the "Special Indemnification Sections"). If any HDA Indemnified Person or CNF Indemnified Person is entitled hereunder to indemnification in respect of any Loss (a "Special Loss") arising out of any matter covered by any one or more of the Special Indemnification Sections, the amount of the Special Loss shall be added to the amount of all other Losses for which such HDA Indemnified Person or CNF Indemnified Person, as applicable, has previously received indemnification or is then entitled to receive indemnification (including, without limitation, any indemnification amounts received or pending pursuant to claims arising out of any other breaches of the Special Indemnification Sections) (such aggregate amount, the "Previous Loss Amount"). If and to the extent the Previous Loss Amount exceeds the Basic Indemnification Cap, then such HDA Indemnified Person or CNF Indemnified Person, as applicable, shall have no further liability for indemnification under this Article VI for any Loss other than a Special Loss. By way of example and not limitation, and assuming that the Basic Indemnification Cap is $12,500,000, if HDA were to become entitled to indemnification for a Special Loss in the amount of $3,000,000, and immediately prior thereto, the Previous Loss Amount was $10,000,000 (i.e., HDA had then already received indemnification or was entitled to receive indemnification in an aggregate amount of $10,000,000), HDA would be entitled to receive indemnification for the full $3,000,000 of such Special Loss, leaving no additional amounts available under the Basic Indemnification Cap for any subsequent indemnification claims other than for Special Losses. By way of further example and not limitation, if, subsequent to the example in the immediately preceding sentence, HDA were to incur a Loss (that was not a Special Loss) in the amount of $2,000,000, HDA would not be entitled to indemnification, inasmuch as HDA would not then be entitled to any indemnification except for Special Losses. To the extent that any Loss could arise or be covered either under clauses (c) or (d) of Section
6.4 or clauses (a) or (b) of Section 6.5 (the "Basic Indemnification Sections") or under the Special Indemnification Sections, such Losses shall be treated for all purposes exclusively under the Basic Indemnification Sections and shall be subject to the Time Limit, the Deductible and the Basic Indemnification Cap.

          6.8  Notice and Opportunity to Defend. If a claim for Losses (a
               --------------------------------
"Claim") is to be made by a party seeking indemnification hereunder, such party seeking indemnification (the "Indemnitee") shall promptly notify in writing the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, the Indemnitee shall promptly give the Indemnitor written notice of such claim or the commencement of such action or proceeding. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of ten days within which to respond thereto. If the Indemnitor accepts responsibility or does not respond within such ten-day period, then the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue, subject to the limitations set forth in Sections 8.6 and 8.7 hereof. If the Indemnitor fails to assume the defense of such matter within said 30-day period, the Indemnitee against which such matter has been asserted will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor's cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee, which consent will not be unreasonably withheld and in the event the Indemnitee defends any such asserted liability, then any compromise of such asserted liability by the Indemnitee shall require the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          6.9  Special Environmental Procedures. Notwithstanding anything
               --------------------------------
contained in Section 6.8 to the contrary, in the event that a Claim is made for a Loss that any HDA Indemnified Person suffered, sustained, incurred or becomes subject to arising out of or due to any matter that is an Excluded Environmental Liability (hereinafter an "Excluded Environmental Liability Claim"), the provisions of this Section 6.9 shall have control over any other provisions of
Section 6.8 that are in conflict or inconsistent with the provisions of this Section. In the event of an Excluded Environmental Liability Claim involving the actual, threatened or suspected Release or existence of any Hazardous Substance on, about or from any of the Facilities, CNF and Vantage Sub shall have the right to control all investigations, studies, remediation, abatement and negotiations with applicable authorities with respect to such claim and Release, and HDA and any Indemnitee shall provide CNF and Vantage Sub (and its consultants, agents and contractors) with reasonable access to the affected Facility upon at least two business days' advance notice for purposes of responding to such claim and investigating and remediating any such Release; provided that CNF and Vantage Sub shall keep HDA informed as to the progress of such work and shall allow HDA to review and comment upon any submission to governmental agencies or filings with any court, and CNF and Vantage Sub shall use commercially reasonable efforts to make progress toward a resolution and cooperate with HDA to ensure that such resolution is reasonable. CNF and Vantage Sub shall have no obligation to indemnify, defend or hold harmless any HDA Indemnified Person with respect to any matter constituting an Excluded Environmental Liability Claim to the extent such claim arises from or relates to
(i) the remediation, removal or abatement of any asbestos or contaminated soil on or about a Facility, which remediation, removal or abatement is necessitated by alterations, modifications or new development that is performed or occurs at such Facility after the Closing Date or (ii) a change in use of a Facility, which results in a higher level of cleanup, remediation or monitoring than that required for the use of the Facility by CNF or Vantage Sub as of the Closing Date. If an HDA Indemnified Person receives payment or other indemnification from CNF or Vantage Sub for an Excluded Environmental Liability Claim arising in connection with Leased Real Property, CNF and Vantage Sub shall be subrogated to the extent of such payment or indemnification to all rights of the HDA Indemnified Person in respect of the subject matter of such claim, whether by operation of law or under the applicable lease agreement or sublease agreement for the Leased Real Property, and HDA agrees reasonably to assist and cooperate with

CNF and Vantage Sub in enforcing such rights; provided that, CNF shall reimburse HDA for its reasonable out-of-pocket expenses incurred in connection therewith.

          6.10  Sole Remedy. Subject to the occurrence of the Closing, each of
                -----------
the HDA Indemnified Persons, for itself and its successors and assigns, hereby releases each of the CNF Indemnified Persons from, and forever waives, any and all claims and causes of action of any type whatsoever, including, without limitation, any and all claims sounding in contract, warranty, tort or strict liability arising out of or in connection with this Agreement or relating to or in connection with the Vantage Business or any of the Assets, except for (a) any claims for fraud or intentional misrepresentation, (b) those resulting from breach of a provision of this Agreement for which the HDA Indemnified Persons are entitled to indemnification under this Agreement or the breach of a provision of any Ancillary Agreement or (c) from any covenant or agreement of CNF or Vantage Sub that, by its terms, is to be partly or entirely performed after the Closing. Subject to the occurrence of the Closing, each of the CNF Indemnified Persons, for itself and its successors and assigns, hereby releases each of the HDA Indemnified Persons from, and forever waives, any and all claims and causes of action of any type whatsoever, including, without limitation, any and all claims sounding in contract, warranty, tort or strict liability arising out of or in connection with this Agreement or relating to or in connection with the Vantage Business or any of the Assets, except for (x) any claims for fraud or intentional misrepresentation, (y) those resulting from breach of a provision of this Agreement for which the CNF Indemnified Persons are entitled to indemnification under this Agreement or the breach of a provision of any Ancillary Agreement or (z) from any covenant or agreement of HDA that, by its terms is to be partly or entirely performed after Closing. It is the intention of the parties hereto that the foregoing mutual releases be effective as a bar to each and every claim, demand and cause or action hereinabove specified. In furtherance of this intention, each of the CNF Indemnified Persons and each of the HDA Indemnified Persons expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such CNF Indemnified Person or HDA Indemnified Person, as the case may be, by the provisions of any statute that, in effect, provides that:

               "A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          Each of the CNF Indemnified Persons and each of the HDA Indemnified Persons expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent any such statute is applicable to releases such as this.

                                  ARTICLE VII
                                 MISCELLANEOUS

          7.1  Expenses. Except as otherwise set forth in this Agreement, HDA
               --------
shall pay all costs and expenses incurred by it or on its behalf, and CNF shall pay all costs and expenses incurred by CNF, Vantage Sub or the Vantage Business on CNF's, Vantage Sub's or the Vantage Business' behalf, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their respective financial consultants, accountants and legal counsel.

          7.2  Notices. All notices, requests, demands and other communications
               -------
given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the Parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

            If to CNF or Vantage Sub, at

                CNF Transportation Inc.
                3240 Hillview Avenue
                Palo Alto, California 94304
                Attn.:  General Counsel
                Telecopy No.:  (650) 494-8372

            With a copy to:

                Howard, Rice, Nemerovski, Canady,
                     Falk & Rabkin, A Professional Corporation
                7th Floor, Three Embarcadero Center
                San Francisco, California 94111
                Attn.:  Timothy S. McCann
                Telecopy No.:  (415) 217-5910

            If to HDA:

                HDA Parts System, Inc.
                520 Lake Cook Road
                Deerfield, Illinois 60015
                Attn.:  John J. Greisch
                Telecopy No.:  (847) 444-1096

            With a copy to:

                Brentwood Associates
                11150 Santa Monica Boulevard
                Suite 1200
                Los Angeles, California  90025
                Attn.:  Christopher A. Laurence
                Telecopy No.:  (310) 477-1011

     And:

                Jones, Day, Reavis & Pogue
                77 West Wacker
                Chicago, Illinois  60601
                Attn.:  Timothy J. Melton
                Telecopy No.:  (312) 782-8585

          All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the Parties shall hereafter notify the other in accordance with this Section 9.2 of any change of address or telecopy number to which notice is required to be mailed.

          7.3  Counterparts. This Agreement may be executed simultaneously in
               ------------
one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          7.4  Entire Agreement. This Agreement, the Ancillary Agreements and
               ----------------
the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

          7.5  Headings. The headings contained in this Agreement and in the
               --------
Schedules and Exhibits hereto are for reference purposes only and shall not
---------     --------
affect in any way the meaning or interpretation of this Agreement.

          7.6  Assignment; Amendment of Agreement. This Agreement shall be
               ----------------------------------
binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party hereto without the prior written consent of all other Parties hereto. This Agreement may be amended only by written agreement of the Parties hereto, duly executed and delivered by an authorized representative of each of the Parties hereto.

          7.7  Governing Law. This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the internal laws of the State of California applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

          7.8  Further Assurances. Each Party agrees that it will execute and
               ------------------
deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary in order to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

          7.9  No Third-Party Rights. This Agreement is not intended, and shall
               ---------------------
not be construed, to create any rights in any parties other than HDA, CNF or Vantage Sub, and no person shall assert any rights as third-party beneficiary hereunder.

          7.10 Non-Waiver. The failure in any one or more instances of a Party
               ----------
hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

          7.11 Severability. If any term or other provision of this Agreement is
               ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          7.12 Incorporation of Exhibits and Schedules. The Exhibits and
               ---------------------------------------      --------
Schedules hereto are incorporated into this Agreement and shall be deemed a part
---------
hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any
               --------     ---------
conflict between the provisions of this Agreement and any such Exhibit or
                                                               -------
Schedule, the provisions of this Agreement shall control.
--------

          7.13 Knowledge. As used herein, to the "knowledge" or "best knowledge"
               ---------
or similar phrase means the actual knowledge, after reasonable inquiry, of the following individuals, each acting solely in his capacity as an officer or employee of CNF or Vantage Sub: R. Guy Kraines, Eberhard G.H. Schmoller, Gary S. Cullen, D. Wayne Byerley, Jr., Steven L. Turnlund and Marc A. Gumpenberger.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first above written.


                              HDA PARTS SYSTEM, INC.


                              By:/s/ John Miller
                                 -------------------------------------
                              Name:  John P. Miller
                                   -----------------------------------
                              Title: Vice President of Finance, Chief
                                    ----------------------------------
                                     Financial Officer and Secretary

                              CNF TRANSPORTATION INC.


                              By:/s/ D. Wayne Byerley Jr.
                                 -------------------------------------
                              Name:  D. Wayne Byerley, Jr.
                                   -----------------------------------
                              Title: Vice President
                                    ----------------------------------
                              VANTAGE PARTS OF ILLINOIS, INC.


                              By:/s/ D. Wayne Byerley Jr
                                 -------------------------------------
                              Name:  D. Wayne Byerley, Jr
                                   -----------------------------------
                              Title: Vice President
                                    ----------------------------------

                                    ANNEX A
                                    -------

          "Assets" shall mean the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, that are used in the Vantage Business, and in which CNF or Vantage Sub has any right, title and interest immediately prior to the Closing, and all of which shall be reflected on the Closing Balance Sheet; provided, however, that notwithstanding anything
                              --------  -------
in this Agreement to the contrary, the following businesses, properties, assets and rights shall be excluded from the sale and from the definition of Assets (the "Excluded Assets"):

          (a) any patents, copyrights, trademarks, service marks, names, brands, logos or other intellectual property other than the Proprietary Rights;

          (b)  all cash;

          (c) all insurance policies and proceeds and rights arising out of such policies;

          (d) all records prepared in connection with the sale of the Vantage Business (including bids from third parties);

          (e) all rights (including Tax and other refunds and claims thereto) relating to the Excluded Liabilities;

          (f)  all nonassignable Licenses and Permits;

          (g)  all Employee Benefit Plans;

          (h) two leasehold interests at 2222 NW Raleigh Street and 2170 NW Raleigh Street in Portland, Oregon;

          (j) the vax computer system used for running the KARMAC system in Portland, Oregon, including all software resident on such system;

          (k)  all real property other than the Real Property; and

          (l) all tangible property, real property improvements and personal property not located on the Real Property.